Rule 424(b)(3)
                                            File Nos. 333-58125 and 333-58125-01

AMENDMENT NO. 1, DATED AS OF July 21, 1998
TO PRICING SUPPLEMENT NO. 2 DATED July 21, 1998
(To Prospectus Dated July 16, 1998, as Supplemented July 21, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES G
              DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
         AND INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                          FLOATING RATE NOTES
                         -------------------

Trade Date:    July 21, 1998              Book Entry:    |X|
Issue Price:   100%                       Certificated:  |_|
Original Issue Date:   July 24, 1998      Principal Amount:    $135,000,000
Stated Maturity Date:  July 26, 1999      Net Proceeds:        $134,932,500
                                          Specified Currency:  U.S. Dollars

Base    |_| Commercial Paper Rate  |_| LIBOR                 |_| Certificate of
Rate(s):                               Telerate Page 3750          Deposit Rate
        |_| Treasury Rate          |_| Federal Funds Rate    |X| Prime Rate
        |_| CMT Rate               |_| Eleventh District     |_| Other
                                         Cost of Funds Rate

Exchange Rate Agent:    N/A

Minimum Denomination:  $100,000               Maximum Interest Rate:        N/A
Initial Interest Rate: 5.69000%               Minimum Interest Rate:        N/A
Interest Determination Dates: Two Business    Interest Factor Convention:   N/A
                              Days prior to   Index Maturity:               N/A
                              each Interest   Spread (plus or
                              Payment Date      minus):  Minus 281 basis points
Interest Reset Dates:  Daily                  Spread Multiplier:            N/A
Interest Payment Dates: Every January 26,     Fixed Rate Commencement
                        April 26, July 26       Date:                       N/A
                        and October 26,       Fixed Interest Rate:          N/A
                        commencing October
                        26, 1998
Agent:   Chase Securities Inc.
Calculation Agent:      The Bank of New York

Redemption:                                  Repayment:

 Check box opposite applicable paragraph:    Check box opposite applicable
                                               paragraph:
 |X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid
       maturity.                                   prior to maturity.
 |_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior
       maturity.                                   to maturity.
 Initial Redemption Date:                    Optional Repayment Dates:
 Initial Redemption Percentage:
 Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:       N/A

                         -------------------

     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. As of May 31, 1998, the Guarantor did not have any secured indebtedness outstanding, and CHL had $586,135,000 aggregate principal amount of secured indebtedness outstanding. As of that date, CHL had $7,565,486,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes to which this Pricing Supplement relates.